Exhibit (a)(1)(iv)

OFFER BY

THE GABELLI EQUITY TRUST INC.

TO PURCHASE ALL OUTSTANDING

AUCTION RATE CUMULATIVE PREFERRED STOCK, SERIES C,
PAR VALUE $0.001 AND LIQUIDATION PREFERENCE $25,000 PER SHARE,

AND

AUCTION RATE CUMULATIVE PREFERRED STOCK, SERIES E,
PAR VALUE $0.001 AND LIQUIDATION PREFERENCE $25,000 PER SHARE

THE PURCHASE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 20, 2023, UNLESS THE PURCHASE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

November 16, 2023

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated November 16, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto) in connection with the offer by The Gabelli Equity Trust Inc., a Maryland corporation (the “Fund”), to purchase all of the Fund’s currently outstanding shares of Series C Auction Rate Cumulative Preferred Stock, par value $0.001 and liquidation preference $25,000 per share (the “Series C Preferred”), and Series E Auction Rate Cumulative Preferred Stock, par value $0.001 and liquidation preference $25,000 per share (the “Series E Preferred” and together with the Series C Preferred, the “Auction Rate Preferred Shares”), for cash at a price equal to 90% of the liquidation preference per Auction Rate Preferred Share (i.e., $22,500 per share, the “Purchase Price”), plus any accrued and unpaid dividends, on the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal. The offer, on the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal, is referred to as the “Purchase Offer.”

In exchange for its full and fractional Auction Rate Preferred Shares properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on December 20, 2023 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by the Fund, each participating holder of Auction Rate Preferred Shares will receive the Purchase Price, plus any accrued and unpaid dividends as of the Expiration Date.

The Purchase Offer is conditioned on, among other things, holders of an aggregate of at least 75% of the outstanding Auction Rate Preferred Shares having properly tendered (and not withdrawn) their Auction Rate Preferred Shares at or prior to the Expiration Date. As of September 30, 2023, SPLP owns more than 80% of the outstanding Auction Rate Preferred Shares. In the event that SPLP does not properly tender substantially all of its Auction Rate Preferred Shares (or determines to withdraw substantially all of its previously tendered Auction Rate Preferred Shares), this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Offer. See “The Offer—Conditions to the Offer.”

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the Securities and Exchange Commission (the “SEC”). Materials filed with the SEC can be downloaded from the SEC’s website at www.sec.gov. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s email address (publicinfo@sec.gov). Reports, proxy statements and other information concerning the Fund may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The Fund’s Board of Directors (the “Board”) has authorized the Fund to make the Purchase Offer; however, none of the Fund, the members of the Board, or Computershare Trust Company, N.A., the depositary for the Purchase Offer (the “Depositary”), or Morrow Sodali, the information agent (the “Information Agent”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Auction Rate Preferred Shares. None of the Fund, the members of the Board, the Information Agent or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Purchase Offer. Shareholders must decide whether to tender or refrain from tendering their Auction Rate Preferred Shares and, if deciding to tender, how many Auction Rate Preferred Shares to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Purchase and in the Letter of Transmittal, including the Fund’s reasons for making the Purchase Offer, before taking any action with respect to the Purchase Offer.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Auction Rate Preferred Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT OR ANY OTHER MATERIALS TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Auction Rate Preferred Shares we hold for your account in accordance with the terms and subject to the conditions of the Purchase Offer.

Please note the following:

1.	Upon the terms and subject to the considerations of the Purchase Offer, in exchange for its full and fractional Auction Rate Preferred Shares properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by the Fund, each participating holder of Auction Rate Preferred Shares will receive the Purchase Price, plus any accrued and unpaid dividends.

2.	The Purchase Offer and withdrawal rights expire at 5:00 p.m., New York City time, on December 20, 2023, unless the Purchase Offer is extended.

3.	The Purchase Offer is conditioned on, among other things, holders of an aggregate of at least 75% of the outstanding Auction Rate Preferred Shares having properly tendered (and not withdrawn) their Auction Rate Preferred Shares at or prior to the Expiration Date and certain other conditions as outlined in the Purchase Offer and in the related Letter of Transmittal.

4.	Any stock transfer taxes applicable to the sale of Auction Rate Preferred Shares to the Fund pursuant to the Purchase Offer will be paid by shareholders, except as otherwise provided in the Offer to Purchase.

5.	No fees or commissions will be payable to the Fund in connection with the Purchase Offer. However, brokers and other nominees who tender Auction Rate Preferred Shares pursuant to your instructions may charge you a fee for doing so.

6.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

7.	In order to facilitate auctions for any Auction Rate Preferred Shares that may remain outstanding after the Purchase Offer is completed, please provide, if known, the contact information for the auction department at your broker or other nominee, or the broker-dealer (if a different party) that submits auction instructions to the Auction Agent on your behalf.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US WITH AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE PURCHASE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 20, 2023, UNLESS THE PURCHASE OFFER IS EXTENDED OR TERMINATED.

If you wish to have us tender any or all of your Auction Rate Preferred Shares, please so instruct us by completing, executing, detaching and returning the attached Instruction Form to us. If you authorize us to tender your Auction Rate Preferred Shares, we will tender all such Auction Rate Preferred Shares unless you specify otherwise on the attached Instruction Form.

The Purchase Offer is being made solely under the Offer to Purchase, the Letter of Transmittal and related materials, and is being made to all record holders of Auction Rate Preferred Shares of the Fund. The Purchase Offer is not being made to holders of Auction Rate Preferred Shares of the Fund residing in any jurisdiction in which the making of the Purchase Offer or acceptance thereof would not be in compliance with the securities, blue sky or other applicable laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 16, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (collectively with any amendments or supplements thereto, the Offer to Purchase and the Letter of Transmittal, the “Purchase Offer”), in connection with the offer by The Gabelli Equity Trust Inc., a Maryland corporation (the “Fund”), to purchase the Fund’s currently outstanding shares of Series C Auction Rate Cumulative Preferred Stock, par value $0.001 and liquidation preference $25,000 per share (the “Series C Preferred”), and Series E Auction Rate Cumulative Preferred Stock, par value $0.001 and liquidation preference $25,000 per share (the “Series E Preferred” and together with the Series C Preferred, the “Auction Rate Preferred Shares”) for cash, at a price equal to 90% of the liquidation preference per Auction Rate Preferred Share (i.e., $22,500 per share, the “Purchase Price”), plus any accrued and unpaid dividends, on the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Fund the number of Series C Preferred and/or Series E Preferred indicated below or, if no number is specified, all Series C Preferred and/or Series E Preferred you hold for the account of the undersigned, upon the terms and subject to the conditions of the Purchase Offer.

Fund Name:	SIGN HERE

CUSIP(S):

Number of Series C Preferred Shares to be Tendered:

amount of Series C Preferred Shares*
Signature(s)

Number of Series E Preferred Shares to be Tendered:

Please type or print name(s)
amount of Series E Preferred Shares*

Dated _________________________, 2023
Please type or print address
If known:

Auction Desk Contact Information:
Area Code and Telephone Number
Name:

Email Address:
Social Security or other Taxpayer Identification Number
Broker-Dealer that provides instructions to Auction Agent:_______________________

* Unless otherwise indicated, it will be assumed that all Series C Preferred and/or Series E Preferred held by us for your account are to be tendered.

The method of delivery of this document, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Fund’s Board of Directors (the “Board”) has authorized the Fund to make the Purchase Offer; however, none of the Fund, the members of the Board, or Computershare Trust Company, N.A., the depositary for the Purchase Offer (the “Depositary”), or Morrow Sodali, the information agent (the “Information Agent”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Auction Rate Preferred Shares. None of the Fund, the members of the Board, the Information Agent or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Purchase Offer. Shareholders must decide whether to tender or refrain from tendering their Auction Rate Preferred Shares and, if deciding to tender, how many Auction Rate Preferred Shares to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Purchase and in the Letter of Transmittal, including the Fund’s reasons for making the Purchase Offer, before taking any action with respect to the Purchase Offer.